EXHIBIT 12


                                             NORTHWEST NATURAL GAS COMPANY
                                   Computation of Ratio of Earnings to Fixed Charges
                                          January 1, 1996 - September 30, 2001
                                 (Thousands, except ratio of earnings to fixed charges)

                                                      (Unaudited)



                                                                                     12 Months Nine Months
                                                   Year Ended December 31,              Ended      Ended
                                 ---------------------------------------------------  Sept. 30   Sept. 30,
                                   1996       1997      1998       1999        2000      2001      2001 *
                                 -------------------------------------------------------------------------
Fixed Charges, as Defined:
   Interest on Long-Term Debt   $ 23,176   $ 24,904   $ 27,389   $ 27,728   $ 29,987   $ 30,124   $ 22,795
   Other Interest                  3,448      4,500      4,909      2,778      3,628      3,244      1,782
   Amortization of Debt
      Discount and Expense           865        730        714        699        735        771        583
   Interest Portion of
      Rentals                      1,798      2,111      1,986      1,707      1,628      1,602      1,186
                                --------   --------   --------   --------   --------   --------   --------
   Total Fixed  Charges, as
     defined                    $ 29,287   $ 32,245   $ 34,998   $ 32,912   $ 35,978   $ 35,741   $ 26,346
                                ========    =======   ========   ========   ========   ========   ========

Earnings, as Defined:
   Net Income                   $ 46,793   $ 43,059   $ 27,301   $ 45,296   $ 50,224   $ 46,780   $ 25,796
   Taxes on Income                27,347     21,034     14,604     24,591     26,829     26,068     14,011
   Fixed Charges, as above        29,287     32,245     34,998     32,912     35,978     35,741     26,346
                                --------   --------   --------   --------   --------   --------   --------


   Total Earnings, as defined   $103,427    $96,338   $ 76,903   $102,799   $113,031   $108,589   $ 66,153
                                ========    =======   ========   ========   ========   ========   ========

Ratio of Earnings to Fixed
 Charges                            3.53       2.99       2.20       3.12       3.14       3.04       2.51
                                ========    =======   ========   ========   ========   ========   ========

*   A significant part of the business of the Company is of a seasonal nature; therefore, the ratio of earnings to fixed charges for the interim period is not necessarily indicative of the results for a full year.
